Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Owens & Minor, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 33-32497, 33-41402, 33- 58337, 333-58341, 333-61550, 333-106361, 333-124965, and 333-142716) on Form S-8 of Owens & Minor, Inc. of our reports dated February 24, 2012, with respect to the consolidated balance sheets of Owens & Minor, Inc. and subsidiaries as of December 31, 2011 and 2010, and the related consolidated statements of income, changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2011, and the effectiveness of internal control over financial reporting as of December 31, 2011, which reports appear in the December 31, 2011 annual report on Form 10-K of Owens & Minor, Inc. Our report on the consolidated financial statements refers to the change in the method of accounting for book overdrafts from financing activities to operating activities in the consolidated statements of cash flows for each of the years in the three-year period ended December 31, 2011.

Richmond, Virginia

February 24, 2012